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EXHIBIT 11.1

                            WILD OATS MARKETS, INC.
   Statement Regarding Computation of Pro Forma Net Income (Loss) Per Share
                                  (Unaudited)


                                                      Year Ended
                                                     December 28,
                                                         1996
                                                      -----------
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

Weighted average number of common
     shares outstanding                                 4,622,202
Common and common equivalent shares
     issued during the twelve-month period
     prior to the filing of the Company's
     initial public offering calculated
     using the treasury stock method                      267,811
                                                      -----------

Pro forma weighted average number of
     common shares outstanding                          4,890,013

Net income (loss)                                     $(4,483,000)
                                                      ===========

Pro forma net income (loss) per share                 $     (0.92)
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